Exhibit 10.23

EXECUTION VERSION

MASTER SERVICES AGREEMENT FOR PRODUCT SUPPLY

This Master Services Agreement for Product Supply (“Agreement”) is made and entered into as of March 24, 2025 (the “Effective Date”) by and between Ligand Pharmaceuticals Incorporated, a Delaware corporation (hereinafter referred to as “Ligand”) and LNHC, Inc., a Delaware corporation (hereinafter referred to as “Supplier”). Ligand and Supplier may be referred to individually as a “Party” and collectively, as “Parties”.

RECITALS

WHEREAS, Ligand and Supplier undertook a restructuring involving Supplier and its Affiliates (the “Restructuring”), pursuant to which Ligand provided Supplier with the requisite assets and processes to provide certain Services (as defined below) to the Applicable Ligand Parties (as defined below) in accordance with this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties hereto agree as follows:

1.             DEFINITIONS

1.1            “Affiliate” shall mean, with respect to a Person, any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with, such first Person for so long as such Person controls, is controlled by or is under common control with, such first Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” shall mean: (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interests of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). For the avoidance of doubt, the Applicable Ligand Parties (as defined below) and Supplier shall not be deemed to be Affiliates of each other.

1.2            “Anticorruption Law” shall mean all Applicable Law relating to anti-bribery or anticorruption, including which prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any government official to obtain a business advantage; such as, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

1.3            “API” shall mean active pharmaceutical ingredient.

1.4            “Applicable Law” shall mean all applicable federal, state, local or foreign laws, statutes or ordinance, common law, or any rules, regulations, standards, judgments, orders, writs, injunctions, decrees, arbitration awards and agency requirements.

1.5            “Bankruptcy Code” shall mean the United States Bankruptcy Code.

1.6            “Batch” shall mean a specific quantity of Product that is intended to be of defined character and quality, within specified limits, and is produced during one cycle of Product manufacture as defined by the applicable Batch record.

1.7            “Business Day” shall mean any day on which commercial banks in New York, New York are generally open for business.

1.8            “Certificate of Analysis” shall mean the certificate provided by Supplier to the Applicable Ligand Parties confirming that each Batch of Product that has been tested meets the Specifications and, to the extent specified as a Product Requirement in the applicable Work Order, the requirements of GMP.

1.9           “Change of Control” shall mean (a) the acquisition, directly or indirectly (through beneficial ownership or otherwise), of a majority of the voting securities of a party, (b) a merger, reorganization or other business combination in which the stockholders of a party beneficially own less than a majority of the voting stock of the surviving entity, or (c) the sale, conveyance, transfer, lease or other disposition of all or substantially all assets of a party to a non-Affiliate party.

1.10          “Claim” shall mean any claim, demand, proceeding, action.

1.11         “Deliverables” means all documents, materials and Products developed or made by Supplier, its Affiliates, or their Representatives as part of or in relation to the Services in any form (including those items stated to be deliverables as set forth on a Work Order and all reports, data and information arising in the course of the Services (including drafts thereof)).

1.12          “Failure to Supply” means either (a) Supplier discontinues the manufacture of a Product being supplied to the Applicable Ligand Parties in accordance with this Agreement and the Work Order(s) applicable thereto, or (b) Supplier fails to deliver at least a minimum percentage (as set forth in the applicable Work Order(s)) of the quantity of a Product ordered by the Applicable Ligand Parties on or before the Delivery Date set forth in the applicable Work Order(s).

1.13          “Force Majeure Event” means, in relation to a Party, any event beyond that Party’s reasonable control, including any act of God or the elements, fire, flood, pandemic, epidemic, quarantine restriction, war, terrorism, acts of civil or military authority, any civil commotion, riots, strikes, lock outs or other industrial dispute.

1.14         “GMP” shall mean the good manufacturing practices in effect from time to time applicable to the manufacture of the Products and promulgated by Regulatory Authorities in each jurisdiction in which Products are manufactured, packaged, marketed, distributed, used or sold, including the requirements set forth in U.S. C.F.R. (Title 21, Parts 210-211) and as further defined by FDA guidance documents, and in European Commission Directive 91/356/EEC, as amended by Directives 2003/94/EC and 91/412/EEC respectively (as supplemented by Volume 4 of EUR-Lex published by the European Commission).

1.15          “Intellectual Property Rights” shall mean, in any and all jurisdictions throughout the world, all: (a) Patents, (b) Know-how, (c) trademarks and service marks, including all applications and registrations thereof and the goodwill connected with the use of and symbolized by the foregoing, (d) copyrights, including all applications and registrations related to the foregoing, and (e) other intellectual property rights, and the term “Intellectual Property Right” shall be construed accordingly.

1.16         “Know-how” shall mean data, trade secrets, inventions (whether patentable or otherwise), discoveries, specifications, instructions, processes, compositions, formulae, materials, compounds, methods, protocols, expertise, technical information, and any other information of any kind whatsoever (including any pharmacological, biological, chemical, biochemical, manufacturing, business, and financial information), and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them, and all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical, and clinical data relevant to any of the foregoing.

1.17           “Ligand Materials” shall mean the materials, if any, which are provided by or on behalf of the Applicable Ligand Parties to Supplier for use in the performance of Services.

1.18           “Ligand Product” shall mean any drug product developed by the Applicable Ligand Parties incorporating Products.

1.19           “Loss” means any liabilities, expenses, and losses, including reasonable (and reasonably documented) legal expenses and attorneys’ fees.

1.20           “OFAC” shall mean the U.S. Treasury Department’s Office of Foreign Assets Control.

1.21           “Patents” shall mean in any country, any and all: (i) patents (including any inventor’s certificate, utility model, petty patent and design patent), including any reissue, re-examination, renewal or extension (including any supplementary protection certificate) of any patent, and any confirmation patent or patent of addition based on any patent, in such country, and (ii) patent applications, including any continuations, continuations-in-part, divisionals, provisionals, continued prosecution application, substitute applications, and any other patent application that claims priority from any patent.

1.22          “Person” shall mean any individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.23          “Product” shall mean certain starting material, raw material, intermediate, reference standard, bulk form pharmaceutical product, finished form pharmaceutical product or API to be supplied by Supplier to the Applicable Ligand Parties, as set out in Work Orders.

1.24          “Product Requirements” shall mean, with respect to a Batch of Product, (a) this Agreement, (b) all applicable Specifications, (c), to the extent applicable, the requirements of the Quality Agreement, (d) the requirements of Applicable Law, (e) the requirements of GMP (unless otherwise stated in the applicable Work Order) and (f) any other requirements expressly stated in the applicable Work Order.

1.25          “Regulatory Approval” shall mean, in any given country, the granting by the Regulatory Authorities in that country of all approvals that are necessary for the manufacturing, distributing, marketing, sale, pricing and reimbursement of a drug product.

1.26          “Regulatory Authority” shall mean the applicable national (e.g., the FDA, ICH), supra-national (e.g., the European Commission), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity that, in each case, has the authority to regulate the sale, manufacture, marketing, testing, pricing or payment reimbursement of drugs.

1.27          “Regulatory Materials” shall mean regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals or other filings made to, received from or otherwise conducted with a Regulatory Authority in connection with the research, manufacturing, development, or commercialization of a drug product in a particular country or jurisdiction.

1.28          “Representatives” shall mean the respective employees, officers, directors, consultants, Affiliates and agents of, as applicable, an Applicable Ligand Party or Supplier (or, to the extent applicable, each of its respective Affiliates).

1.29          “Service Charges” shall mean the agreed charges for the performance of the Services for a Work Order, as set forth in the applicable Work Order; provided that all Service Charges shall be based upon Supplier’s actual cost to perform the applicable Services plus no more than a ten percent (10%) mark-up on such actual cost.

1.30          “Service Requirements” shall mean: (a) this Agreement, (b) the requirements of Applicable Law, and (c) any requirements expressly stated in the applicable Work Order.

1.31          “Services” shall mean certain development and manufacturing services to be provided by Supplier or Permitted Subcontractors in compliance with this Agreement and as set forth in the Work Orders.

1.32          “Specifications” shall mean those specifications for a Product set out in the applicable Work Order, as may be modified or amended from time to time by mutual written agreement of the Parties.

1.33          “Supplier Manufacturing Assets” means all assets, tangible and intangible (including Intellectual Property Rights and Regulatory Materials), of Supplier and its Affiliates that are identified by Ligand and its Representatives as being reasonably necessary for the development and manufacture of Specified Products.

1.34          “Tax” shall mean any form of tax or taxation, levy, duty, charge, social security charge, contribution or withholding of whatever nature (including any related fine, penalty, surcharge or interest).

1.35          “Third Party” shall mean a party other than a Party or its Affiliates.

1.36          “U.S. Trade Controls” shall mean any laws and regulations administered and maintained by the United States Government and any agency thereof pertaining to economic sanctions and export controls, including the U.S. Department of Commerce’s Export Administration Regulations and the various economic sanctions programs promulgated by OFAC.

1.37          “Work Order(s)” shall mean a written document, substantially in the form of Schedule 1, specifying the Services to be conducted by Supplier, the applicable Product(s) that are the subject of the relevant Services, and the Deliverables to be supplied in connection therewith, as mutually agreed to by the parties thereto, which document shall be incorporated by reference into this Agreement.

2.             SCOPE OF AGREEMENT

2.1            Structure. This Agreement sets out the master terms and conditions under which the Applicable Ligand Parties may request to contract with Supplier for the provision of various Services from time to time by entering into Work Orders with Supplier.

2.2            Work Orders. Supplier shall manufacture and supply to Ligand and/or any of its Affiliates (each, an “Applicable Ligand Party”, and, collectively, the “Applicable Ligand Parties”) pre-clinical, clinical or commercial, as applicable per each Work Order, quantities of Products based on the NITRICIL™ technology on terms set forth in a Work Order to be submitted by the Applicable Ligand Parties to Supplier; provided that such Work Order requires that the Applicable Ligand Party submit purchase orders for the manufacture and supply of the Products with at least a six (6) month lead time with respect to orders for commercial supply. If the Applicable Ligand Parties request in writing that Supplier shall provide certain other Services that are not related to the manufacture and supply of clinical or commercial quantities of Products that are based on the NITRICIL™ technology, the Applicable Ligand Parties, on the one hand, and Supplier, on the other hand, shall negotiate in good faith a Work Order with respect to such Services, which the parties to such Work Order shall execute no later than thirty (30) Business Days after the initial written request. Each Work Order incorporates the terms of this Agreement by reference and will be governed by the terms and conditions of this Agreement. In the event of a conflict between the terms of this Agreement and the terms of a Work Order, the terms of this Agreement will govern, unless the Work Order expressly identifies the provision intended by the parties to such Work Order to be modified.

2.3            Ligand Licensees. Notwithstanding anything in this Agreement to the contrary, the “Applicable Ligand Parties” as defined in Section 2.2 above shall include certain Persons that have received from Ligand licenses or sublicenses (as applicable) to Intellectual Property Rights of Ligand relating to Services to be provided by Supplier hereunder, whether or not such Services are being provided by Supplier pursuant to existing Work Orders (such Persons, each, a “Ligand Licensee”, and, collectively, the “Ligand Licensees”). Upon Supplier’s receipt of written notice from Ligand setting forth any such Ligand Licensees, the Ligand Licensees shall be entitled to exercise any and all rights of the Applicable Ligand Parties hereunder. For the avoidance of doubt, (i) Ligand Licensees shall not be considered Affiliates of Ligand for any purposes of this Agreement unless otherwise satisfying the provisions of the term Affiliate as defined herein, and (ii) Supplier shall in no event be considered a Ligand Licensee.

3.             SERVICES

3.1            Provision of Services. Supplier shall provide the Services to the Applicable Ligand Parties in conformance with the Service Requirements and within the timeframe and target dates set forth in the applicable Work Order. Supplier shall cooperate and comply with all instructions of the Applicable Ligand Parties (and their respective Representatives) in all matters relating to the Services.

3.2            Permitted Subcontractors. Supplier shall not subcontract or sublicense its rights or obligations under this Agreement without the prior written consent of Ligand; provided, however, that Supplier may subcontract its rights or obligations under this Agreement to Supplier’s Affiliates without Ligand’s prior written consent (any Third Party to whom Ligand grants consent pursuant to this Section 3.2 being a “Permitted Subcontractor”). Supplier shall remain fully and unconditionally liable, obligated and responsible for the full and complete performance of all of its obligations under the terms and conditions of this Agreement whether or not such performance is carried out by Supplier or any of its Permitted Subcontractors.

4.             SUPPLY OF PRODUCT

4.1            Supply of Product. If the Services involve the supply of Product, Supplier shall supply such Product to the Applicable Ligand Parties in conformance with the Product Requirements and shall manufacture such Product at the Supplier facility specified for manufacture in the Work Order.

4.2            Shipping. Supplier shall ship only Products which have been manufactured in accordance with the Product Requirements therefor. Supplier shall ship such conforming Products for delivery on the delivery date set forth in the applicable Work Order (the “Delivery Date”) together with such accompanying documentation (including any applicable Certificate of Analysis) as set forth in the applicable Work Order. Supplier shall ship the Products DDP (Incoterms 2010) (or as otherwise specified in the applicable Work Order) using such freight carrier as is notified by the Applicable Ligand Parties to Supplier in the applicable Work Order. All Product supplied hereunder will be delivered free and clear of all encumbrances and liens.

4.3            Safety Stock. Throughout the term of a Work Order that includes Services involving the supply of Product, Supplier shall secure, maintain and store no less than a nine (9) month inventory of such Product based on projected anticipated order quantities from the Applicable Ligand Parties; provided that upon Supplier’s request, the Applicable Ligand Parties shall reasonably and promptly provide forecasts or projections to Supplier to assist Supplier with stockpiling appropriate quantities of such Product. All inventories of Product shall be maintained on a first-product-in, first-product-out basis such that Supplier replaces any consumed inventory on a timely basis.

4.4            Failure to Deliver.

4.4.1       In the event a Failure to Supply occurs with respect to a Product being supplied in accordance with this Agreement and the Work Order(s) applicable thereto (such Product, the “Specified Product”), the Parties shall meet as soon as reasonably practicable following the first occurrence of such Failure to Supply to discuss the source of the Failure to Supply and the suggested remedies therefor.

4.4.2       In the event of a Failure to Supply in which Supplier fails to deliver for any reason (except due a Force Majeure Event) at least a minimum percentage (as set forth in a Work Order) of the quantity of Product ordered by the Applicable Ligand Parties between fifteen (15) days and thirty (30) days after the Delivery Date set forth in such Work Order for such Product, the price that the Applicable Ligand Parties shall pay to Supplier for such Product pursuant to such Work Order will be discounted by ten percent (10%). In the event of a Failure to Supply in which Supplier fails to deliver for any reason (except due a Force Majeure Event) at least a minimum percentage (as set forth in a Work Order) of the quantity of Product ordered by the Applicable Ligand Parties between thirty-one (31) days and sixty (60) days after the Delivery Date set forth in such Work Order for such Product, the price that the Applicable Ligand Parties shall pay to Supplier for such Product pursuant to such Work Order will be discounted by twenty-five percent (25%). In the event of a Failure to Supply in which Supplier fails to deliver for any reason (including due to a Force Majeure Event) at least a minimum percentage (as set forth in a Work Order) of the quantity of Product ordered by the Applicable Ligand Parties more than sixty (60) days after the Delivery Date set forth in such Work Order, the Applicable Ligand Parties, in their sole discretion, shall have the right to either (a) pay Supplier for such Product at a discount of thirty-five percent (35%) or (b) terminate all or a portion of such Work Order.

4.4.3       If a Failure to Supply is not cured by Supplier within ninety (90) days after the first occurrence of such Failure to Supply, then at Ligand’s option upon written notice to Supplier, and notwithstanding anything in this Agreement to the contrary, Ligand shall have the right to require that Supplier promptly, and in no event more than the greater of (i) thirty (30) days after Supplier’s receipt of the foregoing written notice from Ligand and (ii) (x) in the event a Product defect is giving rise to the Failure to Supply and (y) the applicable Product is submitted to an independent testing laboratory for determination in accordance with Section 4.5.4 below, thirty (30) days after the Parties’ receipt of such determination results, cooperate with Ligand and/or its designee to effect a smooth and orderly transition of the manufacture and supply of the Specified Product to a Third Party manufacturer of Ligand’s choice so that the Applicable Ligand Parties’ supply of the Specified Product is not disrupted, including by providing access to relevant data and information and granting a non-exclusive license to Ligand and/or its designee to the Supplier Manufacturing Assets. Supplier shall, at the reasonable request of Ligand, permit Ligand and its Representatives to conduct such inspections of the assets and books and records of Supplier as Ligand deems reasonably necessary for Ligand and its Representatives to identify the Supplier Manufacturing Assets.

4.5            Inspection; Defects; Testing.

4.5.1       The Applicable Ligand Parties shall visually inspect Product promptly following delivery, and if the Applicable Ligand Parties determine that the Product is not in accordance with the Product Requirements, the Certificate of Analysis or contains obvious defects (“Defective Product”), the Applicable Ligand Parties shall promptly notify Supplier in writing of the same within thirty (30) days following the Applicable Ligand Parties’ receipt of such Product. Upon receipt of notification that a Product is a Defective Product, other than as a result of the failure of the Applicable Ligand Parties to store or handle such Defective Product in accordance with the Specifications therefor, at the Applicable Ligand Parties’ sole option, Supplier shall either (a) rework and/or reprocess such Defective Products in accordance with the Product Requirements as soon as reasonably possible or (b) deliver replacement Products, in each case (a) or (b), within ninety (90) days of the Applicable Ligand Parties’ notice pursuant to this Section 4.5 or such other time frame as may be agreed between the applicable parties at no additional charge unless otherwise set forth on the applicable Work Order.

4.5.2       Notwithstanding Section 4.5.1, Supplier shall remain liable to the Applicable Ligand Parties as appropriate, for any Product that is determined to be Defective Product subsequently and which Product could not reasonably have been determined to be Defective Product earlier pursuant to Section 4.5. Upon discovery of such defect, the Applicable Ligand Parties shall notify Supplier in writing specifying the relevant defect and rejecting the relevant shipment not later than thirty (30) days following the detection of the relevant defect. Upon receipt of such notice, the Parties shall discuss in good faith a rework or reprocess of the impacted lots together with a timeline for delivery.

4.5.3       Notwithstanding anything in this Section 4.5 to the contrary, in the event any Product defect hereunder gives rise to a Failure to Supply, in the good faith judgment of Ligand, Ligand shall have the right to exercise the rights set forth in Section 4.4 as to the applicable Product, and nothing in this Section 4.5 shall be read or interpreted to preclude or otherwise restrict Ligand’s exercise thereof.

4.5.4       If Supplier disputes that the relevant Product is a Defective Product, whether pursuant to Section 4.5.1 or Section 4.5.2, the Applicable Ligand Parties, on the one hand, and Supplier, on the other hand, may each propose to submit the Product to an agreed reputable independent testing laboratory for determination, in which case the Applicable Ligand Parties and the Supplier shall cooperate to provide such Product to such laboratory. If the independent testing laboratory agrees with the Applicable Ligand Parties’ determination, Supplier shall bear all costs for such testing; otherwise, the Applicable Ligand Parties shall bear all such testing costs. The results of such testing shall be binding on the Parties, absent manifest error.

4.6            Quality Agreement, Quality Control.

4.6.1       At any time during the Term, Ligand may request in writing that Supplier execute and deliver to Ligand a Quality Agreement, (x) in form reasonably satisfactory to Ligand and (y) within twenty (20) Business Days of Supplier’s receipt of such written request, specifying the roles, responsibilities, procedures and standards by which the Applicable Ligand Parties and Supplier (and their respective Affiliates and Permitted Subcontractors) will coordinate and implement the operational and quality assurance activities needed to efficiently achieve regulatory compliance objectives in connection with the Services and activities conducted pursuant to this Agreement (the “Quality Agreement”). For clarity, upon execution and delivery thereof, Supplier and the Applicable Ligand Parties shall each, and shall each cause their Permitted Subcontractors and Affiliates, as applicable, to, comply with their respective obligations as set forth in the Quality Agreement.

4.6.2       Regardless of whether a Quality Agreement has been executed and delivered by the Parties pursuant to Section 4.6.1 above, Supplier shall perform quality control testing and quality assurance review, approval, and Batch release prior to its shipping of each Batch of Product to the Applicable Ligand Parties to ensure that the Product and/or Services comply with the Product Requirements. Supplier shall promptly notify the Applicable Ligand Parties if Supplier becomes aware that any Products or Services do not meet the Product Requirements or Service Requirements, as applicable.

4.7            Manufacturing Technology Transfer. If Ligand notifies Supplier that Ligand wishes to manufacture any product that uses the NITRICIL™ technology platform (excluding ZELSUVMI™ (berdazimer) topical gel for the treatment of treatment of molluscum contagiosum in humans): (i) Supplier shall transfer from Supplier or its Affiliates or its or their Third Party contractors to Ligand or its designee (in writing or in an electronic format) all data, information, and other Know-How owned or controlled by Supplier and its Affiliates and its or their Third Party contractors that is necessary or is actually used by Supplier or its Affiliates or its or their Third Party contractors for the manufacture of such product to enable Ligand or its designee to manufacture such product (“Manufacturing Technology Transfer”); and (ii) at the reasonable request of Ligand from time to time, Supplier shall make its employees and consultants (including personnel of its Affiliates or its or their Third Party contractors) available to Ligand or its designee to provide reasonable consultation and technical assistance in order to ensure an orderly Manufacturing Technology Transfer for such product to Ligand or its designee and to assist Ligand and its designee in the manufacture of such product.

4.8            Supply of Product to Third Party Licensees. Upon written request of an Applicable Ligand Party, Supplier will negotiate in good faith reasonable terms and conditions for an agreement between Supplier and a Third Party licensee of such Applicable Ligand Party for Supplier to supply to such Third Party any Products that are based on the NITRICIL™ technology.

5.             PERSONNEL AND REPORTING

5.1            Supplier shall: (a) only use personnel with sufficient qualifications and experience in order to supply the Services; (b) provide its personnel with adequate training; and (c) assume full responsibility for its personnel’s compliance with this Agreement.

5.2            The Parties hereby agree that the performance of the Services shall be under the day-to-day supervision of a duly qualified employee of Supplier (“Responsible Person”) who shall fully inform, update and cooperate with the designated contact person of the Applicable Ligand Parties on a timely, reasonable and regular basis, including at any reasonable time requested by such contact person. The Responsible Person shall be available to attend regular scheduled meetings (as agreed between the Parties) and ad hoc meetings as needed with the Applicable Ligand Parties to discuss matters relating to the Services.

6.             REGULATORY COOPERATION

6.1            General Assistance. Supplier shall provide the Applicable Ligand Parties with assistance, as the Applicable Ligand Parties reasonably require, in connection with supply of Products or Ligand Products under the Services, and preparation and filing of all Regulatory Materials and any other documents required in connection with seeking and obtaining Regulatory Approval of Ligand Products, including providing the Applicable Ligand Parties with Supplier’s drug master file for Product and a right to reference the same. The Applicable Ligand Parties will own all Regulatory Materials submitted by the Applicable Ligand Parties to the Regulatory Authorities and all Regulatory Approvals resulting from such submissions.

6.2            Regulatory Data and Right of Reference. Supplier grants to the Applicable Ligand Parties a right to reference, file, or incorporate by reference any of Supplier’s Regulatory Materials that are reasonably necessary or desirable for the Applicable Ligand Parties to exercise their respective rights under this Agreement. The Applicable Ligand Parties may use and disclose all Regulatory Materials of Supplier and underlying data, information, documents, results, and analyses: (a) in any filing or correspondence that the Applicable Ligand Parties make with a Regulatory Authority; (b) in the preparation, filing, prosecution, defense, and enforcement of any Patents; and (c) in connection with preparing, publishing, and otherwise presenting research articles, scientific articles, scientific presentations, and the like, subject to the provisions of the confidentiality provisions in this Agreement. In addition, Supplier will provide the Applicable Ligand Parties with copies of all pre-clinical data, clinical data, and any other data used, relied on, or incorporated into any such Regulatory Materials (all such data being subject to the license granted under Section 8.1.1 hereof). The Applicable Ligand Parties may use and exploit all such data for use in connection with Ligand Products, including in any filing or correspondence that the Applicable Ligand Parties make with a Regulatory Authority with respect to any Ligand Products.

7.             PAYMENTS AND RELATED OBLIGATIONS

7.1            Service Charges, Invoices. In consideration of the provision of the Services, the Applicable Ligand Parties shall pay to Supplier the applicable Service Charges therefor. Supplier shall invoice the Applicable Ligand Parties for Services as set out in the applicable Work Order on the terms set out therein. Where payment intervals or invoicing arrangements are not specified in the applicable Work Order, Supplier will submit monthly invoices in arrears for Services performed during such period. Supplier shall provide to the Applicable Ligand Parties, on request, all documents, data and information reasonably required to support such invoice.

7.2            Payment Method, Currency. The Applicable Ligand Parties shall pay all amounts properly due and undisputed within thirty (30) days of receipt of an invoice therefor in accordance with Section 7.1, unless otherwise agreed in the applicable Work Order. All payments made by the Applicable Ligand Parties under this Agreement shall be made in United States dollars.

7.3            Taxes. All Service Charges stated and any other payments made by the Applicable Ligand Parties to Supplier under this Agreement (a) are inclusive of any Taxes, including any excise, sales, use, or value added (VAT), if any and (b) shall be made free and clear and without deduction or withholding for any Taxes, except as required by Applicable Law. The Applicable Ligand Parties shall have no obligation to pay, and Supplier shall be solely responsible for, any Taxes or fees that are based upon Supplier’s income or receipts or otherwise with respect to the performance of the Services hereunder.

8.             INTELLECTUAL PROPERTY

8.1            Licenses.

8.1.1       By Supplier. Supplier, together with its applicable Affiliate(s), hereby grants to the Applicable Ligand Parties a non-exclusive, perpetual, irrevocable, fully-paid up, royalty-free license (with the right to sublicense) under Supplier’s Intellectual Property Rights to the extent necessary for the Applicable Ligand Parties to use, make, have made, sell, offer for sale, import and otherwise exploit any Deliverable created pursuant to a Work Order and all Ligand Products.

8.1.2       By the Applicable Ligand Parties. The Parties acknowledge that, in connection with the Restructuring, the Parties entered into that certain Exclusive License and Sublicense Agreement, of even date herewith (the “License Agreement”), pursuant to which Ligand granted to Supplier licenses and sublicenses to certain Specified IP (as defined therein) (the “Specified Licenses”). Except for the Specified IP covered by the Specified Licenses, which Ligand has granted a license and sublicense to Supplier on the terms and conditions of the License Agreement, the Applicable Ligand Parties, together with their respective Affiliate(s), hereby grant to Supplier until termination or expiry of the applicable Work Order, a non-exclusive, fully paid-up, royalty-free, non-transferable, non-sublicensable (other than to Permitted Subcontractors and solely to the extent necessary for the provision of the Services hereunder) license to, as applicable, their respective Intellectual Property Rights made available to Supplier pursuant to a Work Order solely to the extent required for Supplier to provide the Services under such Work Order on the terms and conditions of this Agreement.

8.2            No Other Rights. No license or other right is or shall be created or granted hereunder by implication, estoppel or otherwise. Except for the Specified IP covered by the Specified Licenses, which Ligand has granted to Supplier on the terms and conditions of the License Agreement, (i) all licenses and rights are or shall be granted only as expressly provided in this Agreement, (ii) the Applicable Ligand Parties, Supplier and their respective Affiliates retain exclusive ownership of their respective Intellectual Property Rights, and (iii) all rights not expressly granted by the Applicable Ligand Parties, Supplier or their respective Affiliates under this Agreement are reserved by such parties.

9.             WARRANTIES

9.1            Mutual Representations and Warranties. Each Party represents and warrants the following:

9.1.1       Corporate Power. Such Party is duly organized and validly existing under the laws of the jurisdiction of its organization and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof and its obligations hereunder.

9.1.2       Due Authorization. Such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The person executing this Agreement on such Party’s behalf has been duly authorized to do so by all requisite corporate action.

9.1.3       Binding Agreement. This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor, to such Party’s knowledge, does it violate any Applicable Law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

9.2            Ligand Representations and Warranties.

9.2.1       License. Ligand represents and warrants to Supplier that the Applicable Ligand Parties, together with their respective Affiliate(s), have the full and legal rights and authority to grant the license granted to Supplier under Section 8.1.2.

9.2.2       Intellectual Property. Ligand represents and warrants to Supplier that, to Ligand’s knowledge, the use of the Ligand Materials or the manufacture of a Product under a Work Order as specifically directed by Ligand shall not infringe or misappropriate any Intellectual Property Rights of any Third Party.

9.3            Supplier Representations and Warranties.

9.3.1       Product. Supplier represents and warrants to the Applicable Ligand Parties that any Product delivered pursuant to a given Work Order shall conform to the Product Requirements. Supplier further represents and warrants that Product, at the time of delivery, shall not be adulterated or misbranded within the meaning of the United States Food, Drug and Cosmetic Act, if applicable.

9.3.2       Intellectual Property. Supplier represents and warrants to the Applicable Ligand Parties that, to Supplier’s knowledge, the provision of the Services and the Applicable Ligand Parties’ receipt and use of those Services (including any Deliverable) shall not infringe or misappropriate any Intellectual Property Rights of any Third Party. The representation and warranty in this Section 9.3.2 shall exclude any activities under the Services that are performed by Supplier specifically at Ligand’s direction.

9.3.3       No Breach. Supplier represents and warrants to the Applicable Ligand Parties that in providing the Services, it and its Permitted Subcontractors will not breach any contract or infringe any rights of any person.

9.3.4       Permits. Supplier represents and warrants to the Applicable Ligand Parties that it has, and its Permitted Subcontractors have, and will maintain during the term of this Agreement all licenses, permits and similar authorizations of governmental and regulatory authorities necessary for Supplier to comply with all of its obligations pursuant to this Agreement, including under U.S. Trade Controls, including health, safety and environmental permits.

9.3.5       Non-debarment. Supplier represents and warrants that: (a) it has not been debarred or suspended by the FDA or similar actions by any other Regulatory Authority having jurisdiction, from providing services to a company that has a pending or approved drug product application; and (b) it shall not engage anyone (as a Permitted Subcontractor, Representative or otherwise) who has been debarred by the FDA or similar actions by other Regulatory Authority having jurisdiction, for performing Services under this Agreement.

9.3.6       Professional Standards. Supplier represents and warrants that (a) it, and its Permitted Subcontractors, as applicable possess the necessary expertise to perform the Services hereunder consistent with professional standards of the industry, and (b) the Services will be performed in a professional and workmanlike manner consistent with professional standards of the industry.

9.3.7       Use of Ligand Materials. To the extent Ligand Materials are provided in connection with the provision of the Services, if any, Supplier represents and warrants that Supplier and its Permitted Subcontractors will use the Ligand Materials only for the manufacture of Product and the performance of Services and not for any other purposes without the express written permission of the Applicable Ligand Parties.

9.3.8       Anticorruption Law. Supplier represents and warrants to the Applicable Ligand Parties that it will perform all Services hereunder in compliance with all Applicable Law (including Anticorruption Law).

10.           INDEMNIFICATION, LIABILITY AND INSURANCE

10.1          Indemnification by Supplier. Supplier shall indemnify, defend and hold harmless the Applicable Ligand Parties and their respective Representatives from and against all Losses to which the Applicable Ligand Parties or their respective Representatives may become subject to as a result of any Third Party Claims resulting from or arising out of any: (a) breach by Supplier of any of Supplier’s representations, warranties, covenants or obligations under this Agreement; (b) gross negligence or willful misconduct of Supplier or any of its Representatives; or (c) violation by Supplier and its Representatives of any Applicable Law with respect to the Services which are the subject matter of this Agreement, in each case except to the extent that any such Loss arises out of any negligence, gross negligence or willful misconduct of, or breach of this Agreement by the Applicable Ligand Party and/or its Representatives or is subject to Ligand’s obligations under Section 10.2 hereof.

10.2          Indemnification by Ligand. Ligand shall indemnify, defend and hold harmless Supplier and its Representatives from and against all Losses to which the Supplier and its Representatives may become subject to as a result of any Third Party Claims resulting from or arising out of any: (a) breach by Ligand of any of Ligand’s representations, warranties, covenants or obligations under this Agreement; (b) gross negligence or willful misconduct of Ligand or any Ligand Representative; or (c) any acts or omissions of Supplier or its Representatives taken at Ligand’s direction, in each case, except to the extent that any such Loss arises out of any negligence, gross negligence or willful misconduct of, or breach of this Agreement by Supplier and/or its Representatives or is subject to Supplier’s obligations under Section 10.1 hereof.

10.3          Indemnification Procedure. A Party (the “Indemnitee”) which intends to claim indemnification under this Section 10 shall promptly notify the other Party (the “Indemnitor”) in writing of any action, claim or liability in respect of which the Indemnitee or any of its directors, officers, employees or agents intend to claim such indemnification, provided that the failure to provide timely notice to the Indemnitor shall release the Indemnitor from any liability to the Indemnitee but only to the extent the Indemnitor is actually prejudiced thereby. Within fifteen (15) days after such notification is delivered by the Indemnitee to the Indemnitor, the Indemnitee shall permit and shall cause its employees and agents to permit, the Indemnitor to assume the defense of any such action or claim with qualified counsel at the Indemnitor’s sole cost and expense, provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnitee in its reasonable discretion for the same counsel to represent both the Indemnitee and the Indemnitor, the Indemnitee shall be able to obtain its own counsel at the expense of the Indemnitor. If the Indemnitor does not deliver written notice to the Indemnitee of its intent to assume control of such defense within such fifteen (15) day period, the Indemnitee may assume such defense with qualified counsel if its choice at the sole cost of the Indemnitor. If the Indemnitor assumes such defense hereunder, the Indemnitee may participate in such defense through counsel of its own selection at the Indemnitee’s sole cost and expense. Neither Party shall settle or consent to entry of judgment of any such claim or dispute without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that the Indemnitee shall be deemed to have granted such consent if either (a) such settlement does not adversely affect the Indemnitee and does not impose any obligation or liability on the Indemnitee which cannot be assumed and performed in full by the Indemnitor, or (b) such settlement involves only the payment of money by the Indemnitor or its insurer. The Indemnitor shall not be responsible for any attorneys’ fees or other costs incurred other than as provided in this Agreement. The Indemnitee, its employees and agents, shall provide reasonable and good faith assistance (including documents and testimony) to the Indemnitor and its legal representatives, at the Indemnitor’s expense, in the investigation and defense of any action, claim or liability covered by this indemnification.

10.4          Limitation of Liability. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT WITH RESPECT TO: (A) A CLAIM ARISING OUT OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (B) ANY AMOUNTS PAYABLE PURSUANT TO SECTION 10.1 OR SECTION 10.2, OR (C) ANY BREACH OF SECTION 11, IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, MULTIPLE, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHATSOEVER THAT IN ANY WAY ARISE OUT OF, RELATE TO, OR ARE A CONSEQUENCE OF, ITS PERFORMANCE OR NON-PERFORMANCE HEREUNDER, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN PUT ON NOTICE OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF THE AGREEMENT. SUPPLIER’S AGGREGATE LIABILITY FOR ANY CLAIM ARISING UNDER THIS AGREEMENT SHALL NOT EXCEED THREE (3) TIMES THE AMOUNTS PAID OR PAYABLE BY ALL APPLICABLE LIGAND PARTIES TO SUPPLIER OVER THE TWELVE (12) MONTHS PRECEDING THE DATE ON WHICH SUCH CLAIM ARISES.

10.5          Insurance. Supplier shall, beginning not later than the Effective Date and, thereafter, during the Term and for a period of five (5) years after expiration or termination of this Agreement, maintain sufficient levels of comprehensive commercial general liability and products liability insurance with a reputable insurance company, at its own cost and expense, to cover Supplier’s potential liabilities under this Agreement. Supplier shall provide, within thirty (30) days of an Applicable Ligand Party’s request, certificates of insurance verifying insurance coverage in accordance with this Section 10.5.

11.          CONFIDENTIALITY

11.1          Confidential Information. The Applicable Ligand Parties and Supplier (and, to the extent applicable, their respective Affiliates) have given to each other prior to the Effective Date, and in connection with this Agreement may in the future provide to each other, Confidential Information, including each such party’s and its respective Affiliates’ Know-how, disclosures, proprietary materials and/or technologies, economic information, business or research strategies, trade secrets and material embodiments thereof. As used herein, “Confidential Information” shall mean any and all information of a confidential and proprietary nature disclosed prior to the Effective Date or during the Term by or on behalf of the Applicable Ligand Parties, Supplier and/or their respective Affiliates to any other such Party and/or its respective Affiliates, either directly or indirectly, whether in graphic, written, electronic or oral form, identified at the time of disclosure as confidential, or which would reasonably be understood or otherwise deemed to be confidential. It is agreed and understood that the terms of this Agreement shall be deemed the Confidential Information of each of the Applicable Ligand Parties, Supplier and their respective Affiliates, and that all reports and other information provided by or on behalf of any such Party and/or its respective Affiliates shall be deemed the Confidential Information of such Party and its respective Affiliates.

11.2          Confidentiality and Non-Use. Subject to Section 11.3 and Section 11.4, the recipient of a disclosing Party’s Confidential Information shall maintain such Confidential Information in strict trust and confidence, and shall disclose such Confidential Information only to its employees, agents, consultants, Affiliates, attorneys, accountants and advisors who have a reasonable need to know such Confidential Information and who are bound by obligations of confidentiality and non-use no less restrictive than those set forth herein. Subject to Section 11.3 and Section 11.4, the recipient of the disclosing Party’s Confidential Information shall use such Confidential Information solely to exercise its rights and perform its obligations under this Agreement (including the right to use and disclose such Confidential Information in regulatory applications and filings), unless otherwise mutually agreed in writing. The recipient of the other Party’s Confidential Information shall protect and keep secret such Confidential Information using the same degree of care that it uses to protect its own confidential and proprietary information of a similar nature and importance (but in any event no less than reasonable care).

11.3          Exclusions. Confidential Information shall not include information that: (a) is in the recipient Party’s possession prior to receipt from the disclosing Party, as evidenced by the recipient Party’s contemporaneous records; (b) is or becomes, through no fault of the recipient Party, publicly known; (c) is furnished to the recipient by a Third Party without breach of a duty to the disclosing Party; or (d) is independently developed by the recipient without use of, application of or access to the disclosing Party’s Confidential Information, as evidenced by the recipient Party’s contemporaneous records.

11.4          Authorized Disclosure. A Party that has received the Confidential Information of the other Party may disclose such Confidential Information without the prior written consent of the disclosing Party to the extent such disclosure is reasonably necessary in the following instances; provided that the recipient Party, to the extent possible, shall give the disclosing Party prior written notice (or, to the extent prior notice is not possible, written notice as soon as possible) of the proposed disclosure and shall cooperate fully with the disclosing Party to minimize the scope of any such required disclosure, to the extent possible and in accordance with Applicable Law: (a) prosecuting or defending litigation; (b) complying with applicable governmental laws and regulations or rules of a securities exchange; and (c) if otherwise legally compelled to disclose such Confidential Information. In addition, the recipient Party may disclose the disclosing Party’s Confidential Information to the recipient Party’s employees, investors, acquirers, consultants and agents who have a reasonable need to know such Confidential Information and are bound by obligations of confidentiality and non-use no less restrictive than those set forth in this Section 11.

11.5          Termination. All obligations of confidentiality and non-use imposed under this Section 11 shall expire five (5) years after the date of expiration or termination of this Agreement.

12.           TERM AND TERMINATION

12.1          Term. The term of this Agreement shall commence on the Effective Date and continue in full force and effect for a period of fifteen (15) years (“Initial Term”). Ligand may renew this Agreement for additional periods of five (5) years each by providing notice in writing to Supplier not less than ninety (90) days prior to the expiry of, as applicable, the Initial Term or any subsequent renewal period (the Initial Term together with all renewal periods, the “Term”).

12.2          Work Orders.

12.2.1     Each Work Order shall commence on the effective date thereof and shall terminate upon the completion of the Services specified thereunder unless earlier terminated in accordance with this Section 12. If the term of a Work Order extends past the expiry of this Agreement, the applicable terms and conditions of this Agreement shall continue in full force and effect until completion of the specified Services. The expiry or termination of a Work Order will not terminate or otherwise affect any other Work Order.

12.2.2     For clarity, termination or expiration of any one Work Order pursuant to Section 12.3 or 12.4 shall not affect the effectiveness of any other Work Order and each effective Work Order shall continue in full force and effect unless specifically terminated or expired under the terms of such Work Order and/or this Agreement.

12.3          Ligand Termination Rights. Ligand may terminate this Agreement and the Applicable Ligand Parties may terminate any Work Order upon thirty (30) days prior written notice to Supplier:

12.3.1     upon the occurrence of a Change of Control in Supplier; or

12.3.2     for convenience.

12.4          General Termination Rights. Either Party may terminate this Agreement:

12.4.1     upon written notice to the other Party in the event of the entry of a decree or order for relief by a court of competent jurisdiction in respect of the other Party in an involuntary case under the Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign insolvency or other similar law and the continuance of any such decree or order that is unstayed and in effect for a period of sixty (60) consecutive days;

12.4.2     upon written notice to the other Party in the event of the filing by the other Party of a petition for relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign insolvency or similar law; or

12.4.3     immediately in the event of a material breach of any provision of this Agreement by the other Party and/or any of its Affiliates if the breach is not remedied within thirty (30) days following written notice of such breach to the other Party.

12.5          Effect of Termination.

12.5.1     Upon termination or expiry of this Agreement or a Work Order for any reason:

a.	each Party hereto shall promptly return, or at the request of another Party hereto destroy, any Confidential Information of the other Party hereto or its respective Affiliates in the possession or control of such Party or its Affiliates at such time within thirty (30) days following the termination (provided that each such party may retain one (1) copy solely to the extent required by Applicable Law) and Supplier shall promptly return to the Applicable Ligand Parties any unused Ligand Materials that are in Supplier’s or its Affiliates’ possession or control, if any;

b.	The Applicable Ligand Parties shall pay any undisputed outstanding amounts due for Services completed up to and including the effective date of termination or expiry of this Agreement (“Effective Termination Date”). Any payment due under this Section 12.5.1b shall be paid by the Applicable Ligand Parties within thirty (30) days after the Effective Termination Date;

c.	each of the Applicable Ligand Parties and Supplier (and, to the extent applicable, their respective Affiliates) shall retain any and all rights or remedies such Party (and, to the extent applicable, its Affiliates) may have in law or in equity; and

d.	Supplier shall provide all reasonable assistance for further reasonable cost to the Applicable Ligand Parties to facilitate the orderly transfer of the provision of Services to the Applicable Ligand Parties or to enable a Third Party to commence the provision of all or part of the Services.

12.6          Survival. Termination or expiration of this Agreement through any means and for any reason shall not relieve the Applicable Ligand Parties or Supplier (and, to the extent applicable, their respective Affiliates) of any obligation accruing prior thereto, including the obligation to pay money, and shall be without prejudice to the rights and remedies of either such party (and, to the extent applicable, its Affiliates) with respect to the antecedent breach of any of the provisions of this Agreement. Sections 1, 4.5, 6 through 11, 12.5 and 13 through 16 shall survive the termination or expiration of this Agreement.

13.          RIGHTS IN BANKRUPTCY

13.1          Applicability of 11 U.S.C. § 365(n). All rights and licenses, except for the Specified Licenses, which Ligand has granted to Supplier on the terms and conditions of the License Agreement, granted under or pursuant to this Agreement (collectively, the “Agreement Intellectual Property”) are intended to be, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that the licensee of such Agreement Intellectual Property under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, including Section 365(n) of the Bankruptcy Code, or any analogous provisions in any other country or jurisdiction. All of the rights granted to the Applicable Ligand Parties or Supplier (and, to the extent applicable, their respective Affiliates) under this Agreement shall be deemed to exist immediately before the occurrence of any bankruptcy case in which a Party is the debtor.

13.2          Rights of non-Debtor Party in Bankruptcy. If a bankruptcy proceeding is commenced by or against Supplier under the Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Applicable Ligand Parties shall be entitled to a complete duplicate of (or complete access to, as appropriate) any Agreement Intellectual Property and all embodiments of such Agreement Intellectual Property, which, if not already in the Applicable Ligand Parties’ possession, shall be delivered to the Applicable Ligand Parties within five (5) Business Days of such request.

14.          RECORDS AND INSPECTIONS.

14.1          Records. Supplier shall, and shall cause its Permitted Subcontractors to, keep during the Term and for six (6) years following the Term, clear, complete, accurate, and up to date records (“Records”) of all Services provided in connection with this Agreement, all time, costs and expenses incurred in the provision of the Services, and all personnel, materials, products, parts and equipment used in connection with the provision of the Services. No less than thirty (30) days prior to the later of: (a) the date on which Supplier intends to destroy the Records in accordance with this Section 14.1, and (b) the sixth (6th) anniversary of the termination or expiration of the Term, Supplier shall notify Ligand in writing of such impending destruction and offer Ligand the opportunity to take ownership of the Records, at Ligand’s expense.

14.2          Audits. Upon reasonable prior written notice from the Applicable Ligand Parties, Supplier shall make available or cause its Permitted Subcontractors to make available, to the Applicable Ligand Parties and their respective nominated Representatives, or any Regulatory Authority or other competent government authority, and their representatives and agents, (a) the Records, (b) Supplier’s facilities, or (c) the facilities of its Permitted Subcontractors, each to the extent required to monitor and audit Supplier’s compliance with this Agreement and all Applicable Laws (an “Audit”). Supplier shall cooperate fully with such Audit. Such audits may be conducted during normal business hours upon reasonable prior written notice to Supplier, and not more than once per calendar year.

14.3          Regulatory Authority Inspections. If Supplier receives any notice or request from an applicable Regulatory Authority or other competent government authority relating to an inspection of its Records or facilities, Supplier shall notify Ligand in writing within three (3) Business Days of receipt thereof, to the extent such inspection relates to the provision of the Services. Supplier shall permit (and shall cause its Permitted Subcontractors to permit) Ligand and/or its designated Representatives to attend any such inspection and shall provide Ligand with a copy of all correspondence and reports or such other materials that it or its Permitted Subcontractor(s) receives from such Regulatory Authority or government authority in connection therewith within three (3) Business Days of receipt.

14.4          Notice of Regulatory Actions. Supplier shall inform Ligand of any regulatory or government actions (including warning letters) or change in the regulatory status (including the GMP compliance status) of any part of its (or its Permitted Subcontractor’s) facilities within three (3) Business Days of becoming aware thereof. To the extent Supplier sends any comments or responses to any Regulatory Authority or other competent government authority in relation thereto, Supplier shall allow Ligand to review and comment on any such comments or responses reasonably in advance of submission.

15.           DISPUTE RESOLUTION

15.1          Exclusive Dispute Resolution Mechanism. The Parties agree the procedures set forth in this Section 15 shall be the exclusive mechanism for resolving any disputes, controversies or claims (collectively, “Disputes”) between the Applicable Ligand Parties and Supplier (and/or their respective Affiliates) that arise from time to time pursuant to this Agreement relating to the rights and/or obligations of such parties and their respective Affiliates hereunder that cannot be resolved through good faith negotiation between such parties. In the event an Affiliate of a Party not constituting an Applicable Ligand Party hereunder is party to or otherwise involved in any Dispute, the applicable Party shall ensure that such Affiliate abides by the terms of this Section 15.

15.2          Executive Resolution. Any Dispute must first be submitted to the officers designated below, or their appointed representatives, for attempted resolution by good faith negotiations for a period of at least thirty (30) days.

For Ligand	Chief Financial Officer (or the Chief Financial Officer’s designee)

For Supplier	CEO (or the CEO’s designee)

If the representatives of the Parties designated in accordance with the above are not able to resolve any Dispute within such thirty (30) day period, the Applicable Ligand Parties, Supplier and/or their respective Affiliates (as applicable) may invoke the provisions set forth in Section 15.3.

15.3          Dispute Resolution. Any and all unresolved Disputes, and any and all unresolved issues remaining after consideration of a Dispute in accordance with Section 15.2, except as set forth in Section 15.4, shall be exclusively and finally resolved by and in the state or federal courts located in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement delivered in connection herewith or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each Party hereto hereby irrevocably and unconditionally: (a) agrees not to commence any such action or proceeding except in such courts; (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such state or federal court located in the State of Delaware, to the extent permitted by Applicable Law; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such state or federal court; and (d) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such state or federal court. Each Party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each Party hereto irrevocably consents to service of process in the manner provided for notices in Section 16.9. Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by Applicable Law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

15.4          Preliminary Injunctions. Notwithstanding anything herein to the contrary, the Parties hereto may seek equitable relief, including a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the court(s) on the ultimate merits of any Dispute.

15.5          Confidentiality. All proceedings and decisions of the court(s) shall be deemed Confidential Information and shall be subject to Section 11 hereof.

16.           MISCELLANEOUS

16.1          Entire Agreement. The Parties hereto acknowledge that this Agreement, together with all Work Orders, and, to the extent applicable, the Quality Agreement set forth the entire agreement and understanding of the parties and except as set out herein, supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof.

16.2          Public Announcements. Except as permitted under Section 11, no Party hereto shall, nor shall it permit its respective Affiliates to, issue, publish, or disseminate or cause to be issued, published or disseminated any press release or public communication relating to this Agreement, its terms or any of the transactions contemplated herein without the prior written consent of the other Party.

16.3          Governing Law. This Agreement shall be governed by, and construed and interpreted, in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties hereto.

16.4          Further Assurances. From time to time on and after the Effective Date, each Party hereto shall, and, to the extent applicable, shall cause its respective Affiliates to, at the reasonable request of another Party hereto: (a) deliver to such other party hereto such records, data or other documents consistent with the provisions of this Agreement; (b) execute, and deliver or cause to be delivered, all such assignments, consents, documents or further instruments of transfer or license; and (c) take or cause to be taken all such other actions, as such other Party hereto may reasonably deem necessary or desirable in order for such party hereto to obtain the full benefits of this Agreement and the transactions contemplated hereby.

16.5          Independent Contractors. The relationship of the Applicable Ligand Parties and Supplier established by this Agreement is that of independent contractors. Nothing in this Agreement shall be constructed to create any other relationship between the Applicable Ligand Parties and Supplier. Neither Party shall have any right, power or authority to bind the other or assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

16.6          Assignment. Neither Party hereto may assign or transfer this Agreement, in whole or in part or by operation of law or otherwise, without the prior written consent of the other Party, which shall not be unreasonably withheld; provided that either Party hereto may make an assignment of this Agreement, without the other Party’s consent to an Affiliate or to a Third Party successor to all or substantially all of the business or product to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction; provided that any such permitted successor or assignee is obligated pursuant to a written agreement to assume performance of this Agreement or such rights and obligations. Any permitted assignment shall be binding on the successors of the assigning party hereto. Any assignment or attempted assignment by any Party hereto in violation of the terms of this Section 16.6 shall be null and void.

16.7          Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than the parties hereto and the parties indemnified pursuant to Section 10 and there are no intended Third Party beneficiaries except for the parties indemnified pursuant to Section 10.

16.8          No Use of Names. Except as otherwise required under Applicable Law, or as otherwise permitted under Section 11, no party hereto shall, nor shall it permit its Affiliates to, use the name of the other in its advertising, press releases or promotional materials without the prior written consent of the Parties.

16.9          Notices. Any notice, approval, authorization, consent, or other communication required or permitted to be delivered to either Party under this Agreement must be in writing and will be deemed properly delivered, given, and received (i) when delivered by hand or by messenger, (ii) when sent by facsimile, with written confirmation of receipt, (iii) three (3) Business Days after being mailed by first class mail (return receipt requested) or delivery to an international courier or express delivery service, or (iv) when received at the applicable e-mail address set forth below when sent by e-mail. All notices, approvals, authorizations, consents, or other communications shall be sent to the address or e-mail address set forth below (or to such other address or e-mail address as may be designated by a Party by giving written notice to the other Party pursuant to this Section 16.9):

If to Ligand, to:

Ligand Pharmaceuticals Incorporated

555 Heritage Drive

Suite 200

Jupiter, FL 33458

Attention: Chief Financial Officer

in each case, with copies also sent to:

Ligand Pharmaceuticals Incorporated

555 Heritage Drive

Suite 200

Jupiter, FL 33458

Attention: Chief Legal Officer

Latham & Watkins, LLP

200 Clarendon Street

Boston, MA 02116

Attn: Peter Handrinos, Esq.

Email: peter.handrinos@lw.com

If to Supplier, to: LNHC, Inc. 4020 Stirrup Creek Drive Suite 110 Durham, NC 27703 Attention: Chief Executive Officer

16.10        Costs and Expenses. Except as otherwise provided in this Agreement, each Party hereto shall bear the costs and expenses (including legal and accounting fees) arising out of or in connection with (i) its preparation, negotiation and implementation of this Agreement and (ii) its and its respective Affiliates’ preparation, negotiation and implementation of any Work Order.

16.11        Amendment. No modification of any of the terms of this Agreement, or any amendments thereto, shall be deemed to be valid unless in writing and signed by the Parties. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.

16.12        No Waiver. Any delay or failure by a party hereto to enforce its rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, except only in the event of an express written and signed waiver as to a particular matter for a particular period of time. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

16.13        Severability. If any provision of this Agreement or any other document delivered under this Agreement is prohibited or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or enforceable nor the remaining provisions hereof, nor render unenforceable such provision in any other jurisdiction, unless the effect of rendering such provision ineffective would be to substantially deviate from the expectations and intent of the respective parties to, as applicable, this Agreement or such other document. In the event any provision of this Agreement or any other document delivered under this Agreement shall be held to be invalid, illegal or unenforceable, the same shall be amended and interpreted so as best to accomplish the original intent (within the limits of Applicable Law) of the applicable parties and so as not to affect the validity or enforceability thereof.

16.14        Construction of this Agreement. Except where the context otherwise requires, wherever used, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense. When used in this Agreement, “including” shall mean “including without limitation”. References to either Party include the successors and permitted assigns of that Party. The headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The Parties have each consulted counsel of their choice regarding this Agreement, and, accordingly, no provisions of this Agreement shall be construed against either Party on the basis that the Party drafted this Agreement or any provision thereof. If the terms of this Agreement conflict with the terms of any schedule, then the terms of this Agreement shall govern. The official text of this Agreement and any schedules hereto, any notice given or accounts or statements required by this Agreement and any dispute proceeding related to or arising hereunder, shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language. Unless the context requires otherwise, references herein to “this Agreement” shall include this Agreement and the Work Orders.

16.15        Counterparts. This Agreement and any amendment or supplement hereto may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or any other electronic means, including “.pdf” or “.tiff” files and any facsimile or electronic signature shall constitute an original for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have each caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

LIGAND PHARMACEUTICALS INCORPORATED	LNHC, INC.

By:	/s/ Richard Baxter	By:	/s/ Octavio Espinoza

Name:	Richard Baxter	Name:	Octavio Espinoza
Title:	Senior Vice President, Investment Operations	Title:	Officer & Board Member

Signature Page to Master Services Agreement for Product Supply

SCHEDULE 1

FORM OF WORK ORDER

WORK ORDER#

This Work Order (the “Work Order”) is made and entered into as of this _____ day of _______, ______ (the “Effective Date”) by and [between]/[among] [APPLICABLE LIGAND PARTIES] (hereinafter referred to[, collectively,] as “Ligand”) and LNHC, Inc., a Delaware corporation (hereinafter referred to as “Supplier”). Ligand and Supplier may be referred to individually, as a “Party”, and collectively, as “Parties”.

RECITALS

WHEREAS, [Ligand Pharmaceuticals Incorporated, a Delaware corporation] and Supplier entered into that certain Master Services Agreement for Product Supply dated [●] (the “Master Services Agreement”), which allows Ligand to request services from Supplier from time to time.

WHEREAS, in accordance with Section 2.2 of the Master Services Agreement, this Work Order sets out the Services to be supplied by Supplier to Ligand.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties hereto agree as follows:

1.             INTERPRETATION

1.1            This Work Order incorporates the terms of the Master Services Agreement by reference. All defined terms in the Master Services Agreement shall have the same meaning in this Work Order unless otherwise stated.

2.             TERM AND TERMINATION

2.1            This Work Order shall commence on the Effective Date set out above and shall expire upon the completion of the supply of the Services unless terminated earlier in accordance with the Master Services Agreement.

3.             SERVICES AND SERVICE CHARGES

3.1            Supplier shall provide the Services as set out in Appendix A to this Work Order to Ligand.

3.2            Service Charges for the provision of the Services under this Work Order shall be [for a total sum anticipated not to exceed [●]] as set out in Appendix B to this Work Order.

4.             PAYMENT TERMS

4.1            All invoices for payment under this Work Order shall be submitted to:

[APPLICABLE LIGAND PARTIES]
Department: [●]
Address: [●]

Supplier invoices under this Work Order shall be made payable to:

Bank Account no:	[●]
Name and Address of Bank	[●]
US Routing	[●]
Swift Code	[●]
Name and Address of a/c holder	[●]

5.             ADDITIONAL TERMS AND CONDITIONS

5.1            Any terms and conditions additional to those set out above and in the Master Services Agreement are set out in Appendix C to this Work Order.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to sign this Work Order upon the date first set forth above.

[APPLICABLE LIGAND PARTIES]	LNHC, INC.

By:	By:

Name:	Name:
Title:	Title:

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APPENDIX A TO WORK ORDER#

(SERVICES)

[INSERT DESCRIPTION OF THE SERVICES TO BE PROVIDED UNDER THE WORK ORDER INCLUDING ANY DELIVERABLES OR PRODUCTS AND ANY TIMELINE/ PROJECT MILESTONES AGREED.]

[ATTACH/ INSERT ANY AGREED DESCRIPTION OF SERVICES REQUIREMENTS, PRODUCT REQUIREMENTS, SPECIFICATIONS, ANY DELIVERABLES OR ANY EXCEPTION TO GMP REQUIREMENT.]

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APPENDIX B TO WORK ORDER#

(SERVICE CHARGES)

PART A: SERVICE CHARGES

[ADD DETAILS OF SERVICE CHARGES (SPECIFY CURRENCY) OR INSERT DOCUMENT THAT SPECIFIES THE SERVICE CHARGES/ BUDGET.]

PART B: PAYMENT INTERVALS

[INSERT THE DATES OR EVENTS ON WHICH INSTALMENTS ARE TO BE INVOICED AND THE AMOUNT OF EACH INSTALLMENT.]

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APPENDIX C TO WORK ORDER#

(ADDITIONAL TERMS AND CONDITIONS)

[INSERT ANY ADDITIONAL TERMS AND CONDITIONS.]

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